Exhibit 99.1

POPE & TALBOT, INC.

NEWS RELEASE

Contact:

Mark Rossolo

503-274-4054

For Immediate Release February 11, 2008

Pope & Talbot Announces Agreements to Sell Fort St. James and Midway Sawmills

Agreements subject to approval by US Bankruptcy Court and Canadian Court.

PORTLAND, Ore.— Pope & Talbot, Inc. (Pink Sheets: PTBT) today announced that it has agreed to sell its Fort St. James and Midway sawmills. The Sinar Mas Group has agreed to purchase the Fort St. James Sawmill for approximately $6 million. Fox Lumber Sales, Inc. has agreed to purchase the Midway Sawmill for approximately $750,000.

The sales are subject to approval by the US Bankruptcy Court and the Canadian Court, as well as customary regulatory approvals in Canada and the United States, and Pope & Talbot expects to receive such approvals and close the transactions in the second quarter of 2008.

Pope & Talbot is a pulp and wood products business. The Company is based in Portland, Oregon and trades on the Pink Sheets under the symbol PTBT. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the US and Canada. Markets for the Company’s products include the US, Europe, Canada, South America and the Pacific Rim. For more information, please check our website at www.poptal.com.

Sinar Mas Group is a global enterprise with significant interests in pulp and paper in Indonesia, China and elsewhere. Sinar Mas is the largest producer of pulp and paper in Asia and is one of the top five in the world.

Fox Lumber Sales, Inc. is a full service lumber manufacturing business headquartered in Hamilton, MT.

Caution Regarding Forward-Looking Statements

This press announcement and other Pope & Talbot communications may contain statements relating to future performance of Pope & Talbot that are forward-looking statements. These statements relate to Pope & Talbot’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. Pope & Talbot cautions readers that any such forward-looking statements are based on assumptions that it believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with being a debtor in possession in a chapter 11 proceeding and a debtor company under the Companies’ Creditors Arrangement Act (Canada), including the satisfaction of conditions precedent to funding, fluctuations of the borrowing base and other limitations that may affect Pope & Talbot’s continued ability to borrow under its debtor-in-possession credit facility to finance its operations, the occurrence of a termination event thereunder, court approval of the proposed sale, Pope & Talbot’s relationship with and payment terms provided by its trade creditors, additional financing requirements, the results of

1500 S.W. First Avenue • Portland, Oregon 97201 • 503-228-9161

renegotiating certain key commercial agreements, the effect of commodity and raw material prices, foreign currency fluctuations, the effect of U.S. housing market conditions and other uncertainties previously detailed in Pope & Talbot’s filings with the SEC. Due to these uncertainties, there is an inherent risk that actual results will differ materially from any forward-looking statements. Pope & Talbot is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

1500 S.W. First Avenue • Portland, Oregon 97201 • 503-228-9161